EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 14, 2008, of which report on the accompanying consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the FASB issued Interpretation No. 48 (FIN48) as of December 31, 2007, report on supplemental schedule expresses an unqualified opinion and report on internal control over financial reporting expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting of Cognex Corporation and subsidiaries, included in the Annual Report of Cognex Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the registration statements on Form S-8 (File Nos. 33-81150, 333-04621, 333-02151, 333-60807, 33-32815, 333-44824, 333-68158, 333-96961, 333-100709, and 333-126787) of Cognex Corporation and subsidiaries.
/s/ Grant Thornton LLP
Boston, Massachusetts
February 14, 2008